Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” in the Registration Statement (Form S-3 No. 333-179867) filed with the Securities and Exchange Commission on March 2, 2012 and related Prospectus and Prospectus Supplement of American Financial Group, Inc. (the Company) for the registration of its Senior Notes and to the incorporation by reference therein of our reports dated February 28, 2012, except with respect to our opinion on the consolidated financial statements insofar as it relates to the effects of the change in accounting for costs associated with issuing or renewing insurance contracts and the effects of the adoption of the accounting standard related to the presentation of comprehensive income, as to which the date is June 5, 2012, with respect to the consolidated financial statements and schedules of the Company, and the effectiveness of internal control over financial reporting of the Company, included in its Annual Report (Form 10-K) for the year ended December 31, 2011 filed with the Securities and Exchange Commission, as updated by the Current Report on Form 8-K dated June 5, 2012.

                    /s/ Ernst & Young LLP

Cincinnati, Ohio

June 5, 2012